EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Completes Sale of
Power Operation and Maintenance Businesses

Colorado Springs, CO – August 23, 2007 – Westmoreland Coal Company (AMEX:WLB) announced today that it closed the sale of its power operation and maintenance businesses to North American Energy Services (NAES) on August 22, 2007. Included in the sale were operation and maintenance contracts for four power plants owned by Dominion Resources (Altavista, Hopewell, Southampton, and Gordonville), as well as certain fixed assets of Westmoreland Technical Services. Westmoreland has also contracted with NAES to provide contract operation and maintenance services at the Company’s 100% owned ROVA power facility in North Carolina. The Company previously reported that it considers the transactions to be economically neutral. No further terms were disclosed.

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

# # #
Contact: Diane Jones   (719) 442-2600